Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130294 on Form S-3 and Registration Statement No. 333-33270 on Form S-8 of our report dated March 1, 2006 (except for Notes S and T, as to which the date was June 1, 2006), relating to the financial statements of Effox, Inc. as of and for the years ended December 31, 2005 and December 31, 2004, which is included in this Current Report on Form 8-K/A of CECO Environmental Corp.

/s/ Jackson, Rolfes, Spurgeon & Co.

Cincinnatti, Ohio

April 5, 2007